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                                                                     Exhibit 4.5


                   AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT


           This AMENDMENT NO. 1 TO NOTE PURCHASE AGREEMENT (the "Amendment") is entered into as of November 1, 1991 by PIONEER-STANDARD ELECTRONICS, INC. (the "Company") and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (the "Noteholder").

           PRELIMINARY STATEMENT. (1) The Company and the Noteholder have entered into a Note Purchase Agreement, dated as of October 31, 1990 (the "Purchase Agreement"), pursuant to which, at a closing held on November 2, 1990, the Noteholder purchased $20,000,000 in aggregate principal amount of the Company's 2.73% Senior Notes due November 1, 2000 (the "Notes"). The Noteholder was the sole purchaser and remains the sole record and beneficial owner of the Notes. Capitalized terms used herein and not otherwise defined herein are sued with the meanings assigned thereto in the Purchase Agreement.

           (2) There are presently issued and outstanding approximately $15,222,000 in aggregate principal amount of 9% Subordinated Convertible Debentures due 1998 of the Company (the "Debentures"). The Debentures were issued pursuant to an Indenture dated as of August 1, 1983 between the Company and BancOhio National Bank, as trustee (the "Indenture"). Under the Indenture, the Company has and intends to exercise the right to optionally call the Debentures for redemption. In the absence of a significant decline in the market price of the Company's Common Shares, it may reasonably be expected that a substantial portion of the Debentures will be converted by the holders thereof into Common Shares prior to the redemption date established for the Debentures pursuant to the provisions of the Indenture (the "Debenture Redemption Date"). However, it is possible that, due to changing market conditions or other factors, the Company could be obligated to redeem any or all of the Debentures on the Debenture Redemption Date.

           (3) Under Section 9.19(a) of the Purchase Agreement, a limit is placed on the sum of all Restricted Payments and Restricted Investments made by the Company after March 31, 1990. Because the definition of "Restricted Payment" (in Section 12.1 of the Purchase Agreement) expressly includes the redemption of "any Indebtedness of the Company which is subordinated or junior in right of payment to the Notes (including the Debentures)", any cash payments made to redeem Debentures will constitute Restricted Payments subject to the restriction contained in Section 9.19(a) of the Purchase Agreement (the exceptions contained in the definition not being applicable to the proposed optional redemption). Moreover, although it is provided in the Purchase Agreement that the principal amount of Debentures converted (rather than redeemed) will not count as Restricted Payments, Section 9.19(a)(ii) of the Purchase Agreement provides that the amount available to the Company for the making of Restricted Payments will not be increased by the principal amount of outstanding Debentures attributable to the conversion of such Debentures to Common Shares.

           (4) Because the principal amount of Debentures which will be redeemed will not be known and cannot be known prior to the call of Debentures for redemption, it is possible that the principal amount of Debentures which the Company is obligated to redeem on the Debenture Redemption Date (the "Actual Redemption Amount") will exceed the amount which

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the Company can redeem in compliance with Section 9.19(a) of the Purchase
Agreement (the "Permitted Redemption Amount"). If the Debenture Redemption Date had been June 30, 1991, the Permitted Redemption Amount would have been approximately $9,107,000 in aggregate principal amount of Debentures.

           (5) The Company and the Noteholder now desire to amend the Purchase Agreement to provide that (i) notwithstanding the provisions of Section 9.19(a) of the Purchase Agreement, the Company will be permitted to redeem Debentures in an aggregate principal amount up to $6,100,000 (the "Permitted Overage") in excess of the Permitted Redemption Amount on the Debenture Redemption Date, (ii) for all future determinations with respect to Restricted Payments and/or Restricted Investments proposed to be made at any time after the Debenture Redemption Date, (a) the Actual Redemption Amount will be deemed to have been and be treated as a Restricted Payment made on the Debenture Redemption Date if the Permitted Redemption Amount exceeds or is equal to the Actual Redemption Amount, (b) the Permitted Redemption Amount will be deemed to have been and be treated as a Restricted Payment made on the Debenture Redemption Date if the Actual Redemption Amount exceeds the Permitted Redemption Amount by an amount not in excess of the Permitted Overage and (c) an amount equal to the difference between the Actual Redemption Amount and the Permitted Overage will be deemed to have been and be treated as a Restricted Payment made on the Debenture Redemption Date if the Actual Redemption Amount exceeds the Permitted Redemption Amount by an amount in excess of the Permitted Overage and (iii) if the Actual Redemption Amount exceeds the Permitted Redemption Amount, the interest rate on the Notes will be increased by 25 basis points (.25%) per annum, effective on the Debenture Redemption Date.

           (6) On the terms and subject to the conditions set forth in this Amendment, the Company and the Noteholder desire to amend the Purchase Agreement, pursuant to Section 13.4 thereof, to reflect the understanding set forth in the preceding paragraph (5).

           NOW, THEREFORE, the Company and the Noteholder agree as follows:

SECTION 1. AMENDMENTS TO THE PURCHASE AGREEMENT.

           The Purchase Agreement is hereby amended in the following respects:

           SECTION 1.1. AMENDMENT TO SECTION 9.19 OF THE PURCHASE AGREEMENT. The following subsection (c) shall be added to Section 9.19 of the Purchase Agreement immediately following subsection (b) thereof:

                        (c) Notwithstanding the provisions of Section 9.19(a) hereof, on a day scheduled for the redemption of all or a portion of the outstanding Debentures (the "Debenture Redemption Date") pursuant to a valid call for redemption under the provisions of the Indenture, the Company shall be permitted to redeem Debentures in a principal amount which exceeds the aggregate principal amount of Debentures the redemption of which would otherwise be permitted by Section 9.19(a) hereof (the "Permitted Redemption Amount") by an amount not in excess of $6,100,000 (the amount of $6,100,000 being hereinafter referred to as the "Permitted Overage"); PROVIDED, HOWEVER, that if (i) the Permitted Redemption

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           Amount exceeds the principal amount of Debentures redeemed on the
           Debenture Redemption Date (the "Actual Redemption Amount"), the Actual Redemption Amount shall be treated as and deemed to have been a Restricted Payment for the purpose of any determination under
           Section 9.19(a) hereof with respect to any Restricted Payment or Restricted Investment proposed to be made on a date subsequent to the Debenture Redemption Date, (ii) the Actual Redemption Amount exceeds the Permitted Redemption Amount by an amount not in excess of the Permitted Overage, the Permitted Redemption Amount shall be treated as and deemed to have been a Restricted Payment for the purpose of any determination under Section 9.19(a) hereof with respect to any Restricted Payment or Restricted Investment proposed to be made on a date subsequent to the Debenture Redemption Date, or (iii) the Actual Redemption Amount exceeds the Permitted Redemption Amount by an amount in excess of the Permitted Overage, an amount equal to the difference between (x) the Actual Redemption Amount and (y) the Permitted Overage shall be treated as and deemed to have been a Restricted Payment for the purpose of any determination under Section 9.19(A) hereof with respect to any Restricted Payment or Restricted Investment proposed to be made on a date subsequent to the Debenture Redemption Date; PROVIDED, FURTHER, that nothing in this Section 9.19(c) shall be deemed to permit any redemption of Debentures in a principal amount in excess of the sum of the Permitted Redemption Amount and the Permitted Overage and any such redemption shall constitute a Default hereunder.

           SECTION 1.2. AMENDMENTS TO SECTION 12.1 OF THE PURCHASE AGREEMENT. The following definitions are added to Section 12.1 of the Purchase Agreement, to be inserted therein in the appropriate alphabetical order:

                        The term "ACTUAL REDEMPTION AMOUNT" shall have the meaning set forth in Section 9.19(c) hereof.

                        The term "DEBENTURE" shall have the meaning set forth in
Section 2.1(a) hereof.

                        The term "DEBENTURE REDEMPTION DATE" shall have the meaning set forth in Section 9.19(c) hereof.

                        The term "INDENTURE" shall mean the Indenture dated as of August 1, 1983 between the Company and BancOhio National Bank, as trustee, pursuant to which the Debentures were issued.

                        The term "PERMITTED OVERAGE" shall have the meaning set forth in Section 9.19(c) hereof.

                        The term "PERMITTED REDEMPTION AMOUNT" shall have the meaning set forth in Section 9.19(c) hereof.

SECTION 2. AMENDMENTS TO THE NOTES. Subject to the condition specified in
Section 2.1 hereof, it is hereby agreed that the Notes shall be amended in the respects specified in Section 2.2 hereof.

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           SECTION 2.1. CONDITION TO EFFECTIVENESS. The amendments to the Notes set forth in Section 2.2 hereof shall become effective on and as of the Debenture Redemption Date if the Actual Redemption Amount exceeds the Permitted Redemption Amount.

           SECTION 2.2. AMENDMENTS TO NOTES. Subject to the condition set forth in Section 2.1 hereof, the Notes (and the form of Note annexed to the Purchase Agreement as Exhibit A) shall be amended (i) to replace in the heading thereof the phrase "9.79% Senior Note Due November 1, 2000" with the phrase "10.04% Senior Note due November 1, 2000"; (ii) replace the phrase "9.79% per annum" in the first paragraph thereof with the phrase "10.04% per annum"; (iii) to replace the phrase "11.79% per annum" in the first paragraph thereof with the phrase "12.04% per annum"; and (iv) to replace in the first sentence of the third paragraph thereof the phrase "9.79% Senior Notes due November 1, 2000" with the phrase "10.04% Senior Notes due November 1, 2000".

           SECTION 2.3. AMENDMENT PROCEDURE. If the amendments set forth in Section 2.2 hereof become effective, they shall become effective without further action by the Company or the Noteholder, regardless of whether any of the procedures set forth in this Section 2.3 are carried out, and interest on the Notes shall accrue at the amended rate from and after the Debenture Redemption Date. So long as the Noteholder continues to hold the Notes, no action shall be required on the part of the Noteholder or on the part of the Company to reflect the amendments to the Notes set forth in Section 2.2 hereof, but the Noteholder may, at its election, imprint on the first page of the Note the following legend:

                        THIS NOTE HAS BEEN AMENDED BY AN AMENDMENT DATED AS OF NOVEMBER 1, 1991 WHICH MODIFIES CERTAIN PROVISIONS OF THE NOTE PURCHASE AGREEMENT REFERRED TO IN THIS NOTE AND AMENDS THE RATE AT WHICH INTEREST IS PAID ON THIS NOTE TO (1) 10.04% PER ANNUM ON TIMELY PAYMENTS OF INTEREST AND (2) 12.04% PER ANNUM ON OVERDUE PAYMENTS OF PRINCIPAL, PREMIUM AND (TO THE EXTENT PERMITTED BY APPLICABLE LAW) INTEREST. A COPY OF SUCH AMENDMENT MAY BE EXAMINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

If any Note is transferred or if any new Note is issued by the Company upon registration of transfer, exchange or replacement of a Note pursuant to Section 8 of the Purchase Agreement, the new Note so issued by the Company shall reflect the amendments adopted in Section 2.2 hereof.

           SECTION 2.4. NOTICE OF REDEMPTION. Promptly after the Debenture Redemption Date, and in any case within three (3) Business Days thereafter, the Company shall deliver to the Noteholder an Officer's Certificate setting forth
(i) the date of the Debenture Redemption Date, (ii) the Actual Redemption Amount (the aggregate principal amount of Debentures which was redeemed for cash on the Debenture Redemption Date), (iii) the Permitted Redemption Amount (the principal amount of Debentures which the Company would have been permitted to redeem on the Debenture Redemption Date pursuant to Section 9.19(a) if this Amendment had not been executed and Section 9.19(c) had not been added to the Purchase Agreement pursuant hereto and (iv)

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whether the condition specified in Section 2.1 hereof has been satisfied and the amendments to the Notes specified in Section 2.2 hereof have gone into effect.

SECTION 3. MISCELLANEOUS.

           SECTION 3.1. CROSS-REFERENCES. References in this Amendment to any Section (or "Section ") are, unless otherwise specified, to such Section (or "Section ") of this Amendment.

           SECTION 3.2. INSTRUMENT PURSUANT TO PURCHASE AGREEMENT. This Amendment is executed pursuant to Section 13.4 of the Purchase Agreement and shall (unless otherwise expressly indicated herein) be construed, administered, and applied in accordance with all of the terms and provisions of the Purchase Agreement. Except as expressly amended, hereby, all of the representations, warranties, terms, covenants and conditions of the Purchase Agreement and the Notes shall remain unamended and unwaived. The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of the Purchase Agreement or the Notes or of any term or provision of any other document or of any transaction or further action on the part of the Company which would require the consent of any Noteholder under the Purchase Agreement.

           SECTION 3.3. SUCCESSORS AND ASSIGNS. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

           SECTION 3.4. COUNTERPARTS. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same instrument.

           SECTION 3.51. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the law of the State of New York.

                         IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be executed by their respective officers duly authorized thereunto as of the day and year first above written.

                         PIONEER-STANDARD ELECTRONICS, INC.


                         By: /s/ John V. Goodger
                             ---------------------------------------------------
                             Name:  John V. Goodger
                             Title:  Vice President and Treasurer

                         TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA


                         By: /s/ Loren S. Archibald
                             ---------------------------------------------------
                             Name:  Loren S. Archibald
                             Title:  Managing Director



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